Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Registration Statement on Form S-3 of our report dated April 14, 2003 relating to the financial statements of Internap Network Services Corporation, which appears in such Registration Statement, and our report dated April 14, 2003 relating to the financial statement schedules, which appears in Internap Network Services Corporation’s Annual Report on Form 10-K for the year ended December 31, 2002. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Atlanta, Georgia

January 13, 2004